Exhibit 99.1

July 24, 2007

Quarterly Report
Second Quarter 2007

We are pleased to report that our net income through the second quarter ended June 30, 2007 was $3.5 million, which represented a 15.6% increase over the $3.0 million earned through the second quarter ended June 30, 2006. After the effects of dilution, earnings per share for the year to date equaled $1.21, which represented an 8.0% increase over the $1.12 earnings per share for the second quarter of 2006. Because our 2006 merger with Peoples Bancorp involved the issuance of Kentucky Bancshares stock, our earnings per share was slightly impacted.

Net income for the three month period ended June 30, 2007 was $1.9 million which represented an 11.8% increase over the $1.7 million earned for the three month period ended June 30, 2006.

As of June 30, 2007 total assets reached $642.3 million, a 16.1% increase when compared to the $553.3 million as of June 30, 2006. Of that increase in assets, loans totaled $430.5 million compared to $384.2 million or a 12.1% increase over loan balances at the end of June 30, 2006. Total deposits were up 26.6% over the quarter ended June 30, 2006, and totaled $492.0 million as of June 30, 2007.

As was mentioned in our prior quarterly report, construction is under way on our new retail banking center in Paris, which we purchased in 2006. This work is coming along well, and we still anticipate that we will be able to open this facility to our customers within the third quarter of this year.

In Jessamine County we are continuing to move forward on our newly purchased lot as we believe that the eventual new facility there will certainly enhance our market presence in that community.

In Morehead we have recently begun construction, along with an official groundbreaking for that particular site. We still expect that it will take eight to ten months to construct this new full-service facility, and we look forward to the impact it will have on our growth in Rowan County.

Additionally, we are very excited about the creation and communication of a set of premier customer service standards with all of our representatives. By all of us being committed to these standards, we can distinguish ourselves from our competition while fulfilling the financial needs of our customers.

As always, we thank you for your investment in your company and we will work hard to reward your confidence in us.


Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                            Percentage
                                                      6/30/2007           6/30/2006           Change
Assets
  Cash & Due From Banks                             $  13,814,495      $  14,803,215           -6.7%
  Securities                                          124,552,170        125,496,578           -0.8
  Loans Held for Sale                                     129,375            103,981           24.4
  Loans                                               430,537,848        384,192,767           12.1
  Reserve for Loan Losses                               4,955,675          4,407,721           12.4
    Net Loans                                         425,582,173        379,785,046           12.1
  Federal Funds Sold                                   34,336,000            127,000        26936.2
  Other Assets                                         43,870,572         33,027,847           32.8
     Total Assets                                   $ 642,284,785       $553,343,667           16.1%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  98,355,042      $  77,260,984           27.3%
    Savings & Interest Checking                       159,365,171        134,209,671           18.7
    Certificates of Deposit                           234,284,067        177,158,693           32.2
      Total Deposits                                  492,004,280        388,629,348           26.6
  Repurchase Agreements                                 9,986,071         15,046,453          -33.6
  Other Borrowed Funds                                 78,451,464         99,376,873          -21.1
  Other Liabilities                                     6,306,593          3,488,089           80.8
    Total Liabilities                                 586,748,408        506,540,763           15.8
  Stockholders' Equity                                 55,536,377         46,802,904           18.7
    Total Liabilities & Stockholders' Equity        $ 642,284,785      $ 553,343,667           16.1%


CONSOLIDATED INCOME STATEMENT

                                                Six Months Ending                  Three Months Ending
                                                               Percentage                           Percentage
                                       6/30/2007     6/30/2006   Change     6/30/2007     6/30/2006   Change
Interest Income                       $19,840,321   $16,296,044   21.7%    $10,033,758   $ 8,245,104    21.7%
Interest Expense                        9,721,220     7,309,260   33.0       4,886,765     3,734,136    30.9
  Net Interest Income                  10,119,101     8,986,784   12.6       5,146,993     4,510,968    14.1
Loan Loss Provision                       320,000       240,000   33.3         170,000       108,200    57.1
  Net Interest Income After Provision   9,799,101     8,746,784   12.0       4,976,993     4,402,768    13.0
Other Income                            4,040,821     3,301,159   22.4       2,144,631     1,704,900    25.8
Other Expenses                          9,051,756     7,827,050   15.6       4,453,659     3,729,188    19.4
  Income Before Taxes                   4,788,166     4,220,893   13.4       2,667,965     2,378,480    12.2
Income Taxes                            1,308,461     1,211,974    8.0         749,829       662,490    13.2
  Net Income                          $ 3,479,705   $ 3,008,919   15.6     $ 1,918,136   $ 1,715,990    11.8
Net Change in Unrealized Gain (loss)
  on Securities                        (1,380,264)   (1,482,112)  -6.9      (1,339,196)     (778,738)   72.0
  Comprehensive Income                $ 2,099,441   $ 1,526,807   37.5%    $   578,940   $   937,252   -38.2%

Selected Ratios
  Return on Average Assets                   1.08%         1.07%                  1.20%         1.23%
  Return on Average Equity                   12.3          12.8                   13.6          14.6

  Earnings Per Share                       $ 1.22        $ 1.13                 $ 0.67        $ 0.65
  Earnings Per Share - assuming dilution     1.21          1.12                   0.67          0.64
  Cash Dividends Per Share                   0.54          0.50                   0.27          0.25
  Book Value Per Share                      19.43         17.51

  Market Price                              High        Low         Close
    Second Quarter '07                     $30.50      $29.00      $30.50
    First Quarter '07                      $32.35      $30.00      $30.00